EXHIBIT 4.2

Description of Registrant’s Securities

Registered Pursuant to Section 12 of the

Securities Exchange Act of 1934

REGENXBIO Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.0001 per share. The following is a general summary of the terms of shares of our common stock. The description below does not include all of the terms of the shares of common stock and should be read together with our restated certificate of incorporation and amended and restated bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. Unless the context otherwise requires, throughout this document, the words “REGENXBIO,” “we,” or “us” refer to REGENXBIO Inc.

Description of Common Stock

Authorized Capital Stock

Our authorized capital stock consists of 110,000,000 shares, of which 100,000,000 shares are designated as common stock, par value $0.0001 per share, and 10,000,000 shares are designated as preferred stock, par value $0.0001 per share. The outstanding shares of our common stock are fully paid and non-assessable.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

Preemptive and Conversion Rights

Holders of common stock have no preemptive or conversion rights or other subscription rights.

Redemption and Sinking Fund Rights

There are no redemption or sinking fund provisions applicable to our common stock.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters submitted to a vote of stockholders. Notwithstanding the previous sentence, unless otherwise provided by law holders of common stock are not entitled to vote on any amendment to our restated certificate of incorporation that relates solely to the terms of any preferred stock if the holders of such preferred stock are entitled to vote on such amendment. Except as otherwise provided by law, our restated certificate of incorporation or our amended and restated bylaws, all matters other than the election of directors shall be decided by the affirmative vote of a majority of the voting power of the outstanding voting stock that is present in person or represented by proxy at a meeting of stockholders and entitled to vote thereon. Except as otherwise set forth in the restated certificate of incorporation with respect to the right of holders of any series of preferred stock or any other series or class of stock to elect additional directors under specified circumstances, a plurality of votes cast shall elect directors.

We have not provided for cumulative voting in the election of directors.

The General Corporation Law of the State of Delaware, or the Delaware General Corporation Law, provides that holders of a class of stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of the holders of that class of stock for proposals that adversely affect such holders.

Anti-Takeover Effects of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated Bylaws

Delaware law, our restated certificate of incorporation and our amended and restated bylaws contain provisions that could make it more difficult to effect an acquisition of us by means of a tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders otherwise consider to be in our or their best interest, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unsolicited or unfriendly proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Business Combination Statute

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time of the transaction in which the person or entity became an interested stockholder, unless:

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prior to that time, either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding for this purpose shares owned by persons who are directors and also officers of the corporation and by specified employee benefit plans; or

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at or after such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote, and not by written consent, of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For the purposes of Section 203, a “business combination” is broadly defined to include:

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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

An “interested stockholder” is a person who, together with affiliates and associates, owns or within the immediately preceding three years did own 15% or more of the corporation’s voting stock.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. The existence of authorized but unissued shares of preferred stock may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Action by Written Consent; Stockholder Meetings

Our restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our restated certificate of incorporation and amended and restated bylaws provide that a special meeting of stockholders may be called only by our chairman of the board or our chief executive officer (or if there is no chief executive officer, the president), or by a resolution adopted by a majority of our board of directors. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Staggered Board

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

Our restated certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of holders of at least two-thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Board of Directors Vacancies

Our restated certificate of incorporation and amended and restated bylaws authorize our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors is set only by resolution adopted by a majority vote of our entire board of directors. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Stockholders Not Entitled to Cumulative Voting

Our restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Amendment of Charter and Bylaw Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least two-thirds of the total voting power of all of our outstanding voting stock. In addition, the affirmative vote of the holders of at least two-thirds of the total voting power of all of our outstanding voting stock is required for stockholders to amend our amended and restated bylaws.

The provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Choice of Forum

Our restated certificate of incorporation provides that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our restated certificate of incorporation or amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Additionally, if the subject matter of any action within the scope of the preceding sentence is filed in a court other than a court located with the State of Delaware, or is a “foreign action” (as defined in our restated certificate of incorporation), in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

Additionally, our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision.

The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Indemnification

Our restated certificate of incorporation includes provisions that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

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for any breach of the director’s duty of loyalty to us or our stockholders;

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for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the Delaware General Corporation Law; or

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for any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will require the approval of the holders of shares representing at least two-thirds of the shares entitled to vote in the election of directors, voting as one class.

Our restated certificate of incorporation and amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into separate indemnification agreements with our directors and officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our restated certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers. The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Stock Exchange Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “RGNX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Pre-funded Warrants

As of December 31, 2024, we had outstanding 1,324,740 pre-funded warrants to purchase up to 1,324,740 shares of Common Stock at a price of $22.9999 per pre-funded warrant (the “Pre-funded Warrants”), which equaled the public offering price per share of our common stock in the registered public offering in which the warrants were issued, less the $0.0001 exercise price of each pre-funded warrant. The Pre-funded Warrants are exercisable at the option of the warrant holder at any time and do not expire. However, as set forth in the Pre-funded Warrants with each holder, the number of pre-funded warrants that may be exercised at any given time may be limited if, upon exercise, the warrant holder and any of its affiliates would beneficially own more than 9.99% of our common stock, or have voting power of more than 9.99% of our common stock. The limitation may be increased or decreased by the warrant holder, with advance notice to us, to any other percentage not less than 4.99% nor in excess of 19.99%.

Pre-funded warrants do not provide any of the rights or privileges of a holder of our common stock until the Pre-funded Warrants are exercised and settled in the underlying shares of common stock. Accordingly, no person in their capacity as a holder of Pre-funded Warrants will be entitled to vote or, except as provided therein, receive dividends or be deemed the holder of our share capital for any purpose (other than for tax purposes), nor will anything contained in the Pre-funded Warrant be construed to confer upon the holder, solely in such holder’s capacity as the holder of the Pre-funded Warrant, any of the rights of our stockholder or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive, except as provided therein, dividends or subscription rights, or otherwise, prior to the issuance to such holder of shares of common stock to which the person is entitled upon due exercise of the Pre-funded warrant.

The exercise price or the number of shares of our common stock issuable upon the exercise of each Pre-funded Warrant are subject to adjustment from time to time upon the occurrence of certain events including (1) stock dividends or splits, (2) pro rata distributions, or (3) certain fundamental transactions as described in the Pre-funded Warrants.

Computershare Trust Company, N.A. is the warrant agent for the Pre-funded Warrants.

The foregoing summary of the Pre-funded Warrants does not purport to be complete and is qualified in its entirety by reference to the form of Pre-funded Warrant, which is incorporated by reference as an exhibit to the Annual Report on Form 10-K to which this Exhibit is a part.